Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the adoption of a new accounting standard) dated November 24, 2009 (February 19, 2010 as to the effect of the October 3, 2009 adoption of the new accounting standard requiring retrospective application), relating to the financial statements and financial statement schedule of Mindspeed Technologies, Inc. appearing in the Current Report on Form 8-K of Mindspeed Technologies, Inc. filed on February 22, 2010 and incorporated by reference in the Prospectus Supplement to Registration Statement No. 333-160322.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
March 3, 2010